Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

News Media

Investor Relations

Paul Fitzhenry	Ed Arditte
609-720-4261	609-720-4621
pfitzhenry@tyco.com	Karen Chin
609-720-4398

TYCO INTERNATIONAL REACHES AGREEMENT TO SELL NIPPON DRY-CHEMICAL UNIT
TO DAIWA SECURITIES SMBC

PEMBROKE, Bermuda—March 5, 2008 — Tyco International Ltd. (NYSE: TYC, BSX: TYC) today announced that it has sold its subsidiary, Nippon Dry-Chemical Co. Ltd., to the SPC owned by Daiwa Securities SMBC Principal Investments Co. Ltd., a subsidiary of  Japan-based investment bank Daiwa Securities SMBC Co. Ltd., pursuant to an agreement entered into on February 19, 2008.  Financial terms were not announced.

Nippon Dry-Chemical manufactures and sells dry chemical fire extinguishers, fire trucks and security systems for the Japan market. The Tokyo-headquartered firm has about 420 employees.  Nippon Dry-Chemical has been treated as a discontinued operation in Tyco’s financial statements beginning with the first quarter of fiscal 2008.

The sale of Nippon Dry-Chemical is one of a series of steps Tyco is taking to divest or exit certain non-core fire business in Asia and Latin America. These actions are part of a larger portfolio refinement strategy that includes the previously-announced sale of Tyco’s Infrastructure Services unit as well as small bolt-on acquisitions of two technology businesses — TridentTek and Retail Expert — in Tyco’s core electronic security business.

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Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2007 revenue of more than $18 billion and has 118,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

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FORWARD-LOOKING INFORMATION

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended September 28, 2007.